U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                   ---------------------------
                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):

[   ] Form 10-K          [   ] Form 20-F     [   ]  Form 11-K
[ X ] Form 10-Q          [   ] Form N-SAR    [   ]  Form 10-KSB
[   ] Form 10-QSB

For Period Ended: March 31, 2001        SEC File Number: 000-27945
[   ] Transition Report on Form 10-K    CUSIP Number: 04349Y 10 7
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
[   ] For the Transition Period Ended:


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PART I - REGISTRANT INFORMATION

                    ASCENDANT SOLUTIONS, INC.
                    (Full Name of Registrant)


                   13727 Noel Road, Suite 500
             (Address of Principal Executive Office)


 Dallas, Texas                                           75240
(City and State)                                       (Zip Code)


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PART II - RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[X]  (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and
     (c)  The accountant's statement or other
          exhibit required by rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.


                       See Attachment III


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         J. David Washburn        214               761.4309
             (Name)           (Area Code)      (Telephone Number)


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(2)  Have all other periodic reports
     required under Section 13 or 15(d)
     of the Securities Exchange Act of
     1934 or Section 30 of the Investment
     Company Act of 1940 during the
     preceding 12 months been filed?       [ X ]  Yes   [   ]  No

     If answer is no, identify reports.


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(3)  Is it anticipated that any significant
     change in results of operations from
     the corresponding period for the last
     fiscal year will be reflected by the
     earnings statements to be included
     in the subject report or portion
     thereof?                              [   ]  Yes   [ X ]  No

     If so, attach an explanation of the
     anticipated change, both narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   ASCENDANT SOLUTIONS, INC.
          (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 15, 2001


                         By:  /s/  DAVID E. BOWE
                            ---------------------------------------
                         Name: David E. Bowe
                         Title: Chief Executive Officer, President,
                                  and Chief Financial Officer


                            ATTENTION
Intentional misstatements or omissions constitute Federal
Criminal Violations (see 18 U.S.C. 1001).

                         ATTACHMENT III
                               TO
                   NOTIFICATION OF LATE FILING
                          OF FORM 10-Q
          FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2001

     The Registrant was unable to file on May 15, 2001, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 because the Registrant requires additional time to compile the necessary information to prepare a complete and accurate report as a result of the recent determination of the Registrant's board of directors to immediately reduce the size and scope of operations and to reduce the Registrant's work force, as disclosed in the Registrant's Form 8-K filed on May 11, 2001.